Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (No. 333-84638 and 333-185641) on Forms S-8 of Lam Research Corporation of our report dated June 21, 2021, relating to the statements of net assets available for benefits of the Savings Plus Plan, Lam Research 401(k) as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related supplemental information as of December 31, 2020, appearing in this Annual Report on Form 11-K of the Savings Plus Plan, Lam Research 401(k) for the year ended December 31, 2020.

/s/ Moss Adams LLP
Campbell, California
June 21, 2021